Exhibit 5.1

1401 Lawrence Street, Suite 2300, Denver, CO 80202 • (303) 572-9300

June 6, 2025

Board of Directors

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59101

Ladies and Gentlemen:

We have acted as counsel to First Interstate BancSystem, Inc., a Delaware corporation (the “Company”), in connection with the Underwriting Agreement, dated June 5, 2025 (the “Underwriting Agreement”), among the Company, First Interstate Bank and Keefe, Bruyette & Woods, Inc., relating to the proposed issuance by the Company of $125,000,000 aggregate principal amount of the Company’s 7.625% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Notes”), pursuant to the registration statement on Form S-3ASR (File No. 333-272215) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 26, 2023, under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are to be issued pursuant to an Indenture, dated as of May 15, 2020 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a Second Supplemental Indenture, to be entered into by the Company and the Trustee (together with the Base Indenture, the “Indenture”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For the purposes of this opinion letter, we have assumed that (i) the Trustee under the Indenture has and, upon execution of the Indenture, will have, all requisite power and authority under all applicable law and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture, upon its execution, against the Company, (ii) the Trustee has authorized, and will duly execute and deliver, the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture will constitute a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there will be no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture, and the conduct of all parties to the Indenture, upon its execution, has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are, have been and will be no agreements or understandings among the parties, written or oral, and there is, has been and will be no usage of trade or course of prior dealing among the parties (and no act or omission of any party), that would, in any such case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

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polsinelli.com

Board of Directors

First Interstate BancSystem, Inc.

June 6, 2025

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended; and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes have been duly authorized on behalf of the Company and that, following (i) receipt by the Company of the consideration specified in the Underwriting Agreement and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, upon its execution, the Notes will constitute valid and binding obligations of the Company.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the entry into the Underwriting Agreement, which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the above-described Form 8-K and to the reference to Polsinelli PC under the caption “Validity of Notes” in the prospectus supplement dated June 5, 2025 to the prospectus dated May 26, 2023 that forms part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Polsinelli PC

Polsinelli PC